UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 8, 2011 (June 3, 2011)

Rex Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33610	20-8814402
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

476 Rolling Ridge Drive, Suite 300

State College, Pennsylvania 16801

(Address of Principal Executive Office and Zip Code)

(814) 278-7267

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) On June 3, 2011, Daniel J. Churay ceased serving as President and Chief Executive Officer of Rex Energy Corporation (the “Company”) and submitted his resignation as a director of the Company.

On June 3, 2011, Lance T. Shaner, the Chairman of the Board of Directors of the Company (the “Board”), was appointed by the Board to the additional offices of Interim President and Chief Executive Officer to replace Mr. Churay. Mr. Shaner is serving in this interim capacity without compensation, other than the compensation that he currently receives as a non-employee director of the Company. The description of Mr. Shaner’s biographical information and related party transactions with the Company required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K was included in the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 8, 2011, and such information is hereby incorporated by reference into this Current Report on Form 8-K.

(e) In connection with Mr. Churay’s departure as President and Chief Executive Officer, the Company has presented Mr. Churay with a Separation Agreement and Complete Release (the “Separation Agreement”). Consistent with the terms of the Employment Agreement entered into between the Company and Mr. Churay on November 1, 2010 and effective December 1, 2010 (the “Employment Agreement”), the Separation Agreement provides that the Company will pay Mr. Churay his current annual base salary of $410,000 for a period of 18 months, provided that if Mr. Churay is an employee or independent contractor of a subsequent employer after the end of the 12 month period following his separation from the Company, then severance payments will cease as of the later of the end of the 12 month period or the date of Mr. Churay’s subsequent employment. These severance payments will be paid beginning on the date following his six month anniversary of his separation from the Company. The Separation Agreement also provides that Mr. Churay will receive a pro-rated annual cash bonus based upon what he would have been entitled to for the year ending December 31, 2011. In addition, the Company will continue to pay Mr. Churay his guaranteed bonus on a monthly basis for the remainder of 2011, which shall be credited against the ultimate bonus paid for the year ending December 31, 2011. The Company also will pay Mr. Churay a lump sum payment equal to the premium cost of his basic life insurance for 18 months and reimburse Mr. Churay for any COBRA premiums above the employee portion of the premium that Mr. Churay would have paid for similar coverage if he had continued employment with the Company for a period of 18 months subject to reduction if similar coverage is available at a subsequent employer.

On December 1, 2010, pursuant to the terms of the Employment Agreement Mr. Churay received (i) an option to purchase 36,574 shares of the Company’s common stock that was scheduled to vest and become exercisable in equal installments on December 1, 2011 and December 1, 2012 and (ii) a grant of 91,852 restricted shares of the Company’s common stock that were scheduled to vest in equal installments subject to satisfaction of applicable performance-based vesting requirements on December 31, 2011 and December 31, 2012. Consistent with the terms of the Employment Agreement, the Separation Agreement provides that these awards given to Mr. Churay on December 1, 2010 will continue to vest in accordance with their existing terms during the period in which Mr. Churay receives severance payments as described above.

The Separation Agreement includes customary restrictive covenants from Mr. Churay respecting confidential information, non-competition, non-solicitation and non-disparagement, and Mr. Churay’s complete release of claims against the Company. The Company expects to execute the Separation Agreement with Mr. Churay in the near future.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REX ENERGY CORPORATION

Date: June 8, 2011	By:	/s/ Jennifer L. McDonough
Name: Jennifer L. McDonough
Title: Vice President, General Counsel and Corporate Secretary